Exhibit 6(b)

COMMUNITY DEVELOPMENT FINANCIAL INSTITUTIONS FUND
ASSISTANCE AGREEMENT

Recipient: Shared Capital Cooperative	CDFI Fund Award Number: 21RRP057510 DUNS Number: 959346487 Employer Identification Number: 41-1621896
Address: 2388 University Ave W, Suite 300, Saint Paul, MN 55114-1769
Applicable Program: CDFI Rapid Response Program (CDFI RRP) CFDA Number: 21.024 Date of Applicable NOFA: 2/26/2021	Announcement Date (Period of Performance Start Date): 6/15/2021

By signing this Assistance Agreement and in consideration of the mutual covenants, conditions and agreements hereinafter set forth, the parties hereto, by their respective Authorized Representatives, agree to the following: (i) the award of CDFI RRP Assistance hereunder shall be administered pursuant to the General Award Terms and Conditions, attached hereto as Schedule 2, and made a material part hereof; and (ii) the award of CDFI RRP Assistance shall be further subject to the provisions, terms, conditions, requirements, certifications and representations set forth in all such additional schedules that are attached hereto and constitute a material part hereof. In witness whereof, the parties hereto do hereby execute and enter into this Assistance Agreement.

Community Development Financial Institutions Fund	Shared Capital Cooperative

By: ☐	By: ☐
Digitally Signed by on	Digitally Signed by on
Authorized Representative:	Authorized Representative:
Title:
Federal Award Date*
Date:

Recipient Information
Entity Type: Loan Fund
Depository Institution Holding Company/Bank Holding Company: No
Subsidiary Insured Depository Institution (if applicable):	Subsidiary Insured Depository Institution Employer Identification Number (if applicable):

CDFI RRP Assistance

Amount	$1,826,265.00
Initial Payment	$1,000,000.00

*	The Federal Award Date shall be the date in the CDFI Fund’s signature block above.

Table of Contents

Schedule	Description	Applicable if marked “Yes”
	Signature Page	Yes

1.	Performance Goals and Reporting A. Annual Reports B. Annual Report Submission Deadlines C. Performance Goals	Yes

2.	General Award Terms and Conditions	Yes

3.	Certificate of Good Standing	Yes

Schedule 1

Award No.: 21RRP057510

Recipient: Shared Capital Cooperative

PERFORMANCE GOALS AND REPORTING

Schedule 1 contains annual reporting requirements and the Performance Goals and related measures that the Recipient must achieve during the Period of Performance of this Assistance Agreement. Failure to file annual compliance and certification reports or advise the CDFI Fund of a Material Event may result in noncompliance with your organization’s Assistance Agreement. Capitalized terms not defined herein shall have the meanings specified in the General Award Terms and Conditions (Schedule 2).

Section A.	Annual Reports
Section B.	Annual Report Submission Deadlines
Section C.	Performance Goals

A.

ANNUAL REPORT

Throughout the Period of Performance identified in this Assistance Agreement, the Recipient must provide to the CDFI Fund Annual Reports, which are comprised of two parts: Financial Condition Reports and Performance Reports. Additionally, pursuant to section 5.3 of the General Award Terms and Conditions, the CDFI Fund may also request data from the Recipient to enable the Secretary of the Treasury to conduct a study of the impact of the CDFI Rapid Response Program.

Financial Condition Report Requirements: The Recipient must submit each component of the Financial Condition Reports marked as “Applicable” in the following chart to the CDFI Fund electronically via the Recipient’s Awards Management Information Systems (AMIS) Account (if applicable, Single Audits must be submitted directly to the Federal Audit Clearinghouse):

Applicable if marked “Yes”	Financial Condition Report Component	Additional Guidance:
Single Audit Report (Non-profit Recipient; if applicable)

A Non-profit Recipient must complete an annual Single Audit pursuant to the Uniform Requirements (2 C.F.R. 200.500) if it expends $750,000 or more in Federal awards in its fiscal year, or such other dollar threshold established by OMB pursuant to 2 C.F.R. 200.501. If a Single Audit is required, it must be submitted electronically to the Federal Audit Clearinghouse (FAC) per the schedule in Section B below.

Form of Submission: Federal Audit Clearinghouse and optionally via the Recipient’s AMIS account.

Financial Statement Audit (FSA) Report (Non-profit Recipients including Insured Credit Unions and State-Insured Credit Unions)

A Non-profit Recipient (including Insured Credit Unions and State-Insured Credit Unions) must submit an FSA report in AMIS.

If prepared, a Non-profit Recipient must submit a statement of financial condition audited or reviewed by an independent certified public accountant.

Under no circumstances should this be construed as the CDFI Fund requiring the Recipient to conduct or arrange for additional audits not otherwise required under Uniform Requirements or otherwise prepared at the request of the Recipient or parties other than the CDFI Fund.

Form of Submission: Recipient’s AMIS account.

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Yes	Financial Statement Audit (FSA) Report (For-Profit Recipient)	For-profit Recipients must submit an FSA report in AMIS, along with the Recipient’s statement of financial condition audited or reviewed by an independent certified public accountant.
Form of Submission: Recipient’s AMIS account.
Financial Statement Audit (FSA) Report (Regulated Institutions)

If the Recipient is a Regulated Institution, it must submit an FSA report in AMIS. The Recipient may include their statement of financial condition audited or reviewed by an independent certified public accountant, if any are prepared, or indicate that such information has been provided to its regulator within the FSA report.

Form of Submission: Recipient’s AMIS account.

Yes	Transaction Level Report (TLR)

The Recipient must submit a TLR to the CDFI Fund.

If the Recipient is a Depository Institution Holding Company (DIHC) that deploys all or a portion of its CDFI RRP Assistance through its Subsidiary Insured Depository Institution, that Subsidiary Insured Depository Institution must also submit a TLR. Furthermore, if the DIHC itself deploys any portion of the CDFI RRP Assistance, the DIHC must submit a TLR.

Form of Submission: Recipient’s AMIS account.

Performance Report Requirements: The Recipient must submit each component of the Performance Report marked as “Applicable” in the following chart to the CDFI Fund electronically via the Recipient’s AMIS Account:

Applicable if marked “Yes”	Performance Report Component	How/where to submit:
Yes	Performance Progress Report

Recipient must submit the Performance Progress Report to the CDFI Fund.

If the Recipient is a DIHC that deploys all or a portion of its CDFI RRP Assistance through its Subsidiary Insured Depository Institution, that Subsidiary Insured Depository Institution must also submit a Performance Progress Report. Furthermore, if the DIHC itself deploys any portion of the CDFI RRP Assistance, the DIHC must submit a Performance Progress Report.

Form of Submission: Recipient’s AMIS account.

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Yes	Uses of Award Report

Recipient must submit the Uses of Award Report to the CDFI Fund.

If the Recipient is a DIHC that deploys all or a portion of its CDFI RRP Assistance through its Subsidiary Insured Depository Institution, that Subsidiary Insured Depository Institution must also submit a Uses of Award Report. Furthermore, if the DIHC itself deploys any portion of the CDFI RRP Assistance, the DIHC must submit a Uses of Award Report.

Form of Submission: Recipient’s AMIS account.

Yes	Annual Certification Report	Recipient must submit the Annual Certification Report (ACR) to the CDFI Fund. Form of Submission: Recipient’s AMIS account.

For questions related to these reporting requirements, contact the CDFI Fund’s Office of Certification, Compliance Monitoring and Evaluation via a Service Request in AMIS.

Subsidiary Insured Depository Institution Requirements: If the Recipient is a DIHC that deploys all or a portion of its CDFI RRP Assistance through its Subsidiary Insured Depository Institution, that Subsidiary Insured Depository Institution must submit a TLR, Performance Progress Report, and Uses of Award Report:

Subsidiary Insured Depository Institution	Organization EIN	TLR	Performance Progress Report	Uses of Award Report

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B.

ANNUAL REPORT SUBMISSION DEADLINES

The Recipient must submit Annual Report components (described in Section A) according to the schedule below. The reporting schedule and due dates may be modified from time to time at the sole discretion of the CDFI Fund with notice to the Recipients.

FINANCIAL CONDITION REPORTS

Single Audit Report Deadlines

[If applicable: to be determined by Recipient annually]

Fiscal Year End Date:	Single Audit Report Due Date:
12/31/2021	Not Applicable
12/31/2022	Not Applicable
12/31/2023	Not Applicable

Financial Statements

(as applicable)

Fiscal Year End Date:	Financial Report Due Date:
12/31/2021	06/30/2022
12/31/2022	06/30/2023
12/31/2023	06/30/2024

TLR

(as applicable)

Fiscal Year End Date:	TLR Due Date:
12/31/2021	06/30/2022
12/31/2022	06/30/2023
12/31/2023	06/30/2024

PERFORMANCE REPORTS

Performance Progress Report, Uses of Award Report, Annual Certification Report

Fiscal Year End Date:	Due Dates:
12/31/2021	03/31/2022
12/31/2022	03/31/2023
12/31/2023	03/31/2024

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C.

PERFORMANCE GOALS

The Performance Goals are derived from the Application. Any Recipient that fails to achieve any Performance Goal must provide a narrative explanation for the failure. The Recipient’s compliance with the Performance Goals will be measured by information that the Recipient submits in its Financial Condition Reports and Performance Reports.

Period of Performance: Recipient performance will be measured annually as delineated below:

Period of Performance

	Start Date:	End Date:
Year 1 of Period of Performance	6/15/2021	12/31/2022
Year 2 of Period of Performance	01/01/2023	12/31/2023
Period of Performance End Date		12/31/2023

Data collection and calculation: The data for the Performance Goals shall be obtained and/or calculated by the CDFI Fund from the Annual Report components (described in Section A) submitted to the CDFI Fund through AMIS by the Recipient from publicly available sources, and/or from information obtained from the Appropriate Federal Banking Agency, if applicable. To maintain compliance with each applicable Performance Goal, the Recipient must demonstrate for each year of the Period of Performance that it meets the required activity levels specified below. Notwithstanding the Performance Goals, as a condition of the Recipient’s CDFI certification status, the Recipient must continue to meet the CDFI certification-related Target Market requirements specified in Section 5.7 of the General Award Terms and Conditions (Schedule 2).

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Each Recipient will only be held to the Performance Goals that are marked “Applicable” below.

Goal and Measure Numbers	Description

[1-1] Applicable	Close Financial Products in an Eligible Market(s) and/or in an approved Target Market: At the end of each year of the Period of Performance, the Recipient must have closed Financial Product(s) in an Eligible Market(s) and/or in the Recipient’s approved Target Market in an amount equal to or greater than: 50% of the total CDFI RRP Assistance amount by the end of Year 1 of the Period of Performance and 70% of the total CDFI RRP Assistance amount by the end of Year 2 of the Period of Performance. The Recipient may satisfy this goal using the CDFI RRP Assistance or other available funds on its balance sheet. Financial Products reported under any Performance Goal for a CDFI Program or NACA Program award may not be reported for this Performance Goal and any Financial Products reported under any Performance Goal hereunder may not be reported for a CDFI Program or NACA Program award.

Benchmarks:

	Dollar Amount	% of Total CDFI RRP
	($)	Assistance
Total dollar amount of CDFI RRP Award:	$1,826,265
Period of Performance, Year 1 benchmark (50%):	$913,133	50%
Period of Performance, Year 2 benchmark (70%):	$1,278,386	70%

Calculation:

For purposes of this measure, the cumulative dollar amount of Financial Products closed during each year of the Period of Performance will be calculated as follows:

For Year 1 of the Period of Performance: the aggregate dollar amount of Financial Products closed in an Eligible Market(s) and/or in the Recipient’s approved Target Market during Year 1 of the Period of Performance.

For Year 2 of the Period of Performance: the aggregate dollar amount of Financial Products closed in an Eligible Market(s) and/or in the Recipient’s approved Target Market during Year 1 and Year 2 of the Period of Performance.

2-1 Applicable	Deployment of the CDFI RRP Assistance: At the end of the first year of the Period of Performance, the Recipient must expend 90% of the initial payment of CDFI RRP Assistance, and by the Period of Performance End Date, the Recipient must expend 100% of the CDFI RRP Assistance amount pursuant to Section 3.7 of Schedule 2 (General Award Terms and Conditions) in an Eligible Market(s) and/or in the Recipient’s approved Target Market, as applicable.

Benchmarks:

	% of Total CDFI RRP Assistance	Dollar Amount ($)
Period of Performance, Year 1	90% of initial payment	$900,000
Period of Performance End Date	100% of CDFI RRP Assistance	$1,826,265

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Schedule 2
Award No.: 21RRP057510

Recipient: Shared Capital Cooperative

GENERAL AWARD TERMS AND CONDITIONS

TABLE OF CONTENTS

I.	Incorporation by Reference		1

II.	Definitions		1

III.	The Assistance; Closing; Payments; CDFI Fund Receipt of Loan Payments, Investment Income and Equity Redemptions; Program Income		7
	3.1	CDFI RRP Assistance	7
	3.2	Closing	7
	3.3	Payments	7
	3.4	Subsequent Payments	8
	3.5	Authorized Uses of Program Income	9
	3.6	Restrictions on the Use of Program Income	9
	3.7	Authorized CDFI RRP Assistance Activities	9
	3.8	Restrictions on the Use of CDFI RRP Assistance	10
	3.9	Depository Institution Holding Company Recipients	11

IV.	Representations and Warranties		12
	4.1	Organization, Standing and Powers	12
	4.2	Qualification	12
	4.3	Authorization; Consents	12
	4.4	Execution and Delivery; Binding Agreement	12
	4.5	No Conflicts	12
	4.6	Litigation	13
	4.7	Compliance with Other Instruments	13
	4.8	Disclosure	13
	4.9	Taxes; Debts; Bankruptcy	13
	4.10	Debarment, Suspension and Other Responsibility Matters	13
	4.11	Status as a CDFI	14
	4.12	Nondiscrimination Certification	14

V.	Covenants and Agreements of the Recipient		14
	5.1	Compliance with Government Requirements	14
	5.2	Fraud, Waste, and Abuse	14
	5.3	Record Retention and Access	14
	5.4	Point of Contact	15
	5.5	Equal Credit Opportunity Act	15
	5.6	Certain Insider Activities	15
	5.7	Obtain/Maintain CDFI Certification; Maintain Status as an Insured Credit Union, Depository Institution Holding Company or Insured Depository Institution	15
	5.8	Advise the CDFI Fund of Certain Material Events	16
	5.9	Tracking Use of Assistance and Advance Payments	17
	5.10	Buy American	18
	5.11	Terms and Conditions Related to Regulated Institutions	18
	5.12	Federal Funding Accountability and Transparency Act of 2006 Compliance: Reporting Subawards and Executive Compensation	19
	5.13	Reporting of Matters Related to Recipient Integrity and Performance	22

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VI.	Events of Noncompliance and Remedies		23
	6.1	Events of Noncompliance	23
	6.2	Sanctions	24
	6.3	No Waiver	24
	6.4	Notice of Noncompliance; Time to Cure	24

VII.	Miscellaneous		25
	7.1	Entire Agreement	25
	7.2	Assignment	25
	7.3	Successors	25
	7.4	Severability	25
	7.5	Applicable Law	26
	7.6	Disclaimer of Relationships	26
	7.7	Counterparts	26
	7.8	Headings	26
	7.9	Amendments	26
	7.10	Survival of Representations and Warranties	27
	7.11	Closeout	27
	7.12	Termination	27
	7.13	Applicability of Criminal Provisions	27
	7.14	Disclosure of Recipient Reports by CDFI Fund	27
	7.15	Limitation on CDFI Fund and Federal Liability	27
	7.16	Compliance with Non-Discrimination Statutes	27
	7.17	Trafficking in persons	28
	7.18	Conflict of Interest	29
	7.19	Change in Key Personnel	29

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ARTICLE I
INCORPORATION BY REFERENCE

12 C.F.R. part 1805, as from time to time amended, is incorporated by reference and given the same force and effect as if set out in full text. In the event of any inconsistency between 12 C.F.R. part 1805 and the terms set forth in these General Award Terms and Conditions, all schedules and any amendments hereto, the provisions of 12 C.F.R. part 1805 shall govern.

Section 523 of Division N of the Consolidated Appropriations Act, 2021 (Pub. L. No. 116-260), as from time to time amended, is incorporated by reference and given the same force and effect as if set out in full text.

ARTICLE II
DEFINITIONS

When used in this Assistance Agreement (including all schedules and any amendments hereto), the following terms shall have the meanings specified below. Capitalized terms used, but not defined herein, shall have the respective meanings assigned to them in the Act, the Community Development Financial Institutions Program Regulations, the Notice of Funds Availability, the Application, and/or the Uniform Requirements (as such terms are hereinafter defined).

Act shall mean the Riegle Community Development and Regulatory Improvement Act of 1994, (12 U.S.C. § 4701 et seq.), as amended.

Authorizing Statute shall mean the Consolidated Appropriations Act, 2021 (Pub. L. No. 116-260) enacted on December 27, 2020.

Advance Payment shall mean Federal funds paid by the CDFI Fund to a Recipient before the Recipient expends the funds for Authorized CDFI RRP Assistance Activities pursuant to Section 3.7 of this Assistance Agreement.

Affiliate shall mean any company that controls, is controlled by, or is under common control with the Recipient, as defined in 12 C.F.R. 1805.104.

African American shall mean a person having origins in any of the black racial groups of Africa.

Alaska Native shall have the meaning specified for Native American.

Announcement Date shall mean the date on which the CDFI Fund announces the Recipients of awards under the applicable NOFA as indicated on the signature page of this Assistance Agreement.

Annual Certification Report or ACR shall mean the Annual Certification and Data Collection Report Form, OMB Control No. 1559-0046.

Application shall mean the CDFI Fund’s application form, including any written or verbal information in connection therewith and any exhibits, attachments, appendices and/or written or verbal supplements thereto, submitted by the Recipient to the CDFI Fund, in response to the applicable NOFA.

Application Deadline shall mean March 24, 2021.

Assistance Agreement or Agreement shall mean the Assistance Agreement between the CDFI Fund and the Recipient/co-Recipient, of which these General Award Terms and Conditions are a material part, including the signature page, any schedules and attachments hereto, as the Agreement may, from time to time, be amended in accordance with its terms.

Authorized Representative shall mean an employee or officer of the Recipient who has been authorized to act on the Recipient’s behalf on matters including but not limited to, signing the Application, Assistance Agreement, and other award documentation.

Award Management Information System or AMIS shall mean the enterprise-wide business system utilized by the CDFI Fund and CDFI Fund award Recipients.

Bank Holding Company shall mean a bank holding company as defined in section 3 of the Federal Deposit Insurance Act (12 U.S.C. § 1813(w)(1)).

Budget shall mean the amount of the award for Authorized CDFI RRP Assistance Activities pursuant to Section 3.7 of this Assistance Agreement.

Budget Period shall have the same meaning as Period of Performance.

Capital Reserves shall mean CDFI RRP Assistance set aside as reserves to support the Recipient’s ability to leverage other capital, for such purposes as increasing its net assets or providing financing, or for related purposes as the CDFI Fund deems appropriate.

Closing shall mean the proper execution and delivery of the Agreement and any related documents, and includes any payment of CDFI RRP Assistance by electronic funds transfer or otherwise to an account designated by the Recipient.

Community Development Financial Institution or CDFI shall mean any entity certified as a CDFI by the CDFI Fund pursuant to 12 C.F.R. 1805.201.

CDFI Fund shall mean the Community Development Financial Institutions Fund.

CDFI Rapid Response Program or CDFI RRP shall mean the program authorized by the Authorizing Statute and implemented pursuant to the Community Development Financial Institutions Program Regulations.

CDFI Rapid Response Program Assistance or CDFI RRP Assistance shall mean Federal financial assistance funds as defined in the Uniform Administrative Requirements, provided in the form of a grant by the CDFI Fund to support, prepare for, and respond to the economic impact of the novel coronavirus (COVID-19).

Community Development Financial Institutions Program Regulations or CDFI Program Regulations shall mean the regulations set forth in 12 C.F.R. parts 1805 and 1815, as the same may, from time to time, be amended.

Compensation (Fringe Benefits) shall mean allowances and services provided by the Recipient to its employees as compensation in addition to regular salaries and wages in accordance with section 200.431 of the Uniform Requirements. Such expenditures are allowable as long as they are made under formally established and consistently applied organizational policies of the Recipient and subject to the applicable provisions of the Uniform Requirements.

Compensation (Personal Services) shall mean all remuneration, paid currently or accrued, for services of Recipient’s employees rendered during the period of performance under the CDFI RRP Assistance awarded in accordance with section 200.430 of the Uniform Requirements.

Depository Institution Holding Company or DIHC means a Bank Holding Company or a Savings and Loan Holding Company.

Development Services shall mean activities undertaken by a CDFI, its Affiliate or contractor that promote community development and prepare or assist current or potential borrowers or investees to use the Recipient’s Financial Products or Financial Services. For example, such activities include financial or credit counseling; homeownership counseling; and business planning; and financial management assistance.

Eligible Market shall mean (i) a geographic area meeting the requirements set forth in 12 C.F.R. 1805.201(b)(3)(ii), or (ii) individuals that are Low-Income, African American, Hispanic, Native American, Native Hawaiian residing in Hawaii, Alaska Native residing in Alaska, or Other Pacific Islanders residing in American Samoa, Guam or the Northern Mariana Islands.

Equipment shall mean tangible, nonexpendable, personal property having a useful life of more than one year and an acquisition cost of $5,000 or more per unit as defined in the Uniform Requirements. Items costing less than $5,000 may be included if the Recipient's capitalization policy recognizes these as capital assets. Non-expendable items include, among other items, computer hardware, computer software, related peripherals, and office equipment.

Federal Award Date shall mean the date that this Assistance Agreement is signed by and determined to be effective by the CDFI Fund.

Financial Products shall mean loans, equity investments and similar financing activities (as determined by the CDFI Fund) including the purchase of loans originated by certified CDFIs and the provision of loan guarantees; in the case of CDFI Intermediaries, Financial Products may also include loans to CDFIs and/or emerging CDFIs and deposits in Insured Credit Union CDFIs, emerging Insured Credit Union CDFIs and/or State-Insured Credit Unions.

Financial Services shall mean checking, savings accounts, check cashing, money orders, certified checks, automated teller machines, deposit taking, safe deposit box services, and other similar services.

Hispanic shall mean a person of Cuban, Mexican, Puerto Rican, South or Central American, or other Spanish culture or origin, regardless of race.

Indirect Costs shall mean costs or expenses as defined in the Uniform Requirements.

Insider shall mean any director, officer, employee, principal shareholder (owning, individually or in combination with family members, five percent or more of any class of stock), or agent (or any family member or business partner of any of the above) of the Recipient or of any Affiliate or Community Partner of the Recipient.

Insured Credit Union shall mean any credit union, the member accounts of which are insured by the National Credit Union Share Insurance Fund.

Insured Depository Institution shall mean any bank or thrift, the deposits of which are insured by the Federal Deposit Insurance Corporation.

Investment Area shall mean the geographic area meeting the requirements set forth in 12 C.F.R. 1805.201(b)(3)(ii) designated in the Recipient’s most recently approved CDFI certification documentation.

Loan Loss Reserves shall mean funds set aside in the form of cash reserves or through accounting-based accrual reserves to cover losses on loans, accounts, and notes receivable or for related purposes that the CDFI Fund deems appropriate.

Low-Income shall mean an income defined in accordance with the CDFI Program Regulations at 12 C.F.R. 1805.104.

Material Event shall mean an occurrence that affects the Recipient’s strategic direction, mission, or business operation and, thereby, its status as a certified CDFI and/or its compliance with the terms and conditions of this Assistance Agreement as further described in Section 5.8 herein.

Material Weakness shall mean a reportable condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.

Native American shall mean a person having origins in any of the original peoples of North and South America (including Central America), and who maintains tribal affiliation or community attachment.

Native Community shall mean Native American, Alaska Native, or Native Hawaiian populations or Native American areas defined as Federally-designated reservations, Hawaiian homelands, Alaska Native Villages, and U.S. Census Bureau-designated Tribal Statistical Areas.

Native CDFI shall mean a CDFI that has certified to the CDFI Fund that at least 50 percent of its activities are directed to benefit one or more Native Communities.

Native Hawaiian shall mean a person having origins in any of the original peoples of Hawaii.

Notice of Funds Availability or NOFA shall mean the notice published by the CDFI Fund in the Federal Register that announced the availability of funds for the program funding round identified in the signature page of this Assistance Agreement.

Other Pacific Islander shall mean a person having origin in Guam, Samoa, or the Northern Mariana Islands that are identified as having Polynesian, Micronesian, or Melanesian origins.

Payment shall mean a transfer of CDFI RRP Assistance from the CDFI Fund to the Recipient pursuant to this Assistance Agreement.

Performance Goals shall mean the performance goals and measures as described in Schedule 1.

Performance Period End Date shall mean the Performance Period End Date specified in Section C of Schedule 1 hereto.

Period of Performance shall mean the period beginning on the Announcement Date and ending on the Performance Period End Date.

Professional Service Costs shall mean CDFI RRP Assistance expended for professional and consultant services rendered by persons who are members of a particular profession or possess a special skill, and who are not officers or employees of the Recipient, in accordance with section 200.459 of the Uniform Requirements. Payment for a consultant’s services may not exceed the daily equivalent of the current maximum rate paid to an Executive Schedule Level IV Federal employee.

Program Income shall mean gross income earned by the Recipient as defined in the Uniform Requirements.

Recipient shall mean the entity that receives CDFI RRP Assistance under this Assistance Agreement.

Regulated Institutions shall mean Insured Credit Unions, Insured Depository Institutions, State- Insured Credit Unions, and Depository Institution Holding Companies.

Savings and Loan Holding Company shall mean a savings and loan holding company as defined in section 3 of the Federal Deposit Insurance Act (12 U.S.C. § 1813(w)(1)).

Service Request shall mean a written inquiry or notification submitted to the CDFI Fund via AMIS.

State-Insured Credit Union shall mean any credit union that is regulated by, and/or the member accounts of which are insured by, a State agency or instrumentality.

Subsidiary shall have the same meaning as defined in 12 C.F.R. 1805.104.

Subrecipient shall mean any entity that receives a transfer of CDFI RRP Assistance from the Recipient pursuant to section 3.8(b) of the General Award Terms and Conditions (Schedule 2) in order to carry out any part of the CDFI RRP Assistance.

Subsequent Payment shall have the meaning specified in Section 3.4(b) of the General Award Terms and Conditions (Schedule 2).

Subsequent Payment Request shall have the meaning specified in Section 3.4(a) of the General Award Terms and Conditions (Schedule 2).

Supplies shall mean all tangible personal property other than Equipment, as defined in the Uniform Requirements. A computing device is a Supply if the acquisition cost is less than the lesser of the capitalization level established by the Recipient for financial statement purposes or $5,000, regardless of the length of its useful life.

Target Market shall mean an Investment Area(s) and/or a Targeted Population(s).

Targeted Population shall mean the individuals or identifiable group of individuals meeting the requirements of 12 C.F.R. 1805.201(b)(3)(iii) of the CDFI Program Regulations as designated in the Recipient’s most recently approved CDFI certification documentation.

Training and Education Costs shall mean the costs of training and education provided by the Recipient for employees’ development in accordance with 2 C.F.R. 200.473 of the Uniform Requirements

Travel Costs shall mean costs of transportation, lodging, subsistence, and related items incurred by the Recipient’s employees who are on travel status on business related to the CDFI RRP award in accordance with 2 C.F.R. 200.475 of the Uniform Requirements.

Tribal Government shall mean the federally or state-recognized governing body (including tribal council) of a Native American tribe or Alaska Native village, as applicable.

Uniform Requirements shall mean the Uniform Administrative Requirements, Cost Principles, and Audit Requirements for Federal Awards (2 C.F.R. part 1000), which is the Department of the Treasury’s codification of the Office of Management and Budget (OMB) government-wide framework for grants management at 2 C.F.R. part 200.

ARTICLE III

THE ASSISTANCE; CLOSING; PAYMENTS; FUND RECEIPT OF LOAN PAYMENTS, INVESTMENT INCOME
AND EQUITY REDEMPTIONS; PROGRAM INCOME

3.1	CDFI RRP Assistance. At Closing and at any time a Subsequent Payment is made, and subject to all of the terms and conditions hereof and in reliance upon all representations, warranties, assurances, certifications and agreements contained herein, the CDFI Fund hereby agrees to provide to the Recipient, subject to the availability of funds, and the Recipient hereby agrees to accept from the CDFI Fund, the CDFI RRP Assistance.

3.2	Closing. The obligation of the CDFI Fund to provide any or all of the CDFI RRP Assistance to the Recipient at Closing or any time thereafter, including at any time a Subsequent Payment is requested, is subject to the fulfillment, as determined by the CDFI Fund, in its sole discretion, of the following conditions precedent, each of which shall be fulfilled prior to any Closing or Subsequent Payment being made, to the satisfaction of the CDFI Fund.

(a)	Performance; Representations and Warranties. At Closing and at any time a Subsequent Payment is made, (i) the Recipient shall have performed and complied with all applicable agreements and conditions contained herein required to be performed or complied with by it and (ii) the representations and warranties set forth in this Agreement and the Assurances and Certifications contained in the Application shall be true and correct in all material respects.

(b)	Certificate of Good Standing. Unless otherwise determined in the sole discretion of the CDFI Fund, the CDFI Fund shall have received from the Recipient a Certificate of Good Standing from the Secretary of State for the Recipient’s state of formation dated within 180 days of the date the Recipient executes the Assistance Agreement. Instructions are attached hereto as Schedule 3.

(c)	Performance Goals. The CDFI Fund and the Recipient shall have determined, by mutual agreement, the Performance Goals for the Recipient. Such Performance Goals are set forth in Schedule 1.

(d)	Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by the Assistance Agreement and all documents and instruments incident to such transactions shall be satisfactory in substance and form to the CDFI Fund, and the CDFI Fund shall have received from the Recipient all such counterpart originals or certified copies or other documents as the CDFI Fund may reasonably request.

3.3	Payments.

(a)	The CDFI Fund shall not pay any CDFI RRP Assistance pursuant hereto until the Recipient has satisfied all conditions precedent to receiving such assistance, including, but not limited to the Recipient being in compliance (or being noncompliant but not determined by the CDFI Fund to be in default) with the terms and conditions of any prior assistance from the CDFI Fund. The Recipient must deliver to the CDFI Fund, as applicable, the original signed Assistance Agreement, and all required documentation.

(b)	The Recipient shall maintain and ensure the accuracy of its banking information as reflected in its System for Award Management (SAM) account. In the event that the Recipient’s SAM account contains inaccurate or non-current banking information, the CDFI Fund is not responsible for reimbursement or payment to the Recipient for any CDFI RRP Assistance transferred to an incorrect account.

(c)	The initial payment of CDFI RRP Assistance will be based on the amount the Recipient has indicated that it expects to expend on CDFI RRP Assistance Activities pursuant to Section 3.7 herein within the first twelve (12) months of the Announcement Date.

(d)	Following the Announcement Date, if the Recipient is found to be noncompliant or in default under any CDFI Fund award, the CDFI Fund may, in its sole discretion, rescind the CDFI RRP Assistance to the Recipient if:

(i)	the Recipient fails to remedy the noncompliance within the timeframe established in writing by the CDFI Fund, or

(ii)	the Recipient fails to satisfy any condition related to the noncompliance or default within the timeframe established in writing by the CDFI Fund.

3.4	Subsequent Payments.

(a)	If the entire amount of CDFI RRP Assistance is not paid at Closing, the Recipient must request a subsequent payment (“Subsequent Payment Request”). All Subsequent Payment Requests must be received by the CDFI Fund no later than 30 days prior to end of the Period of Performance. If the Recipient does not request payment of all of the CDFI RRP Assistance by said date, the CDFI Fund, in its sole discretion, may terminate its obligation to pay said funds.

(b)	The CDFI Fund shall not make a subsequent payment (“Subsequent Payment”) until the Recipient has expended at least ninety percent (90%) of the previous payment(s) into Authorized CDFI RRP Assistance Activities pursuant to Section 3.7 herein. Subsequent Payment Requests must be in the amount the Recipient expects to expend for an Authorized CDFI RRP Assistance or Activity within a twelve (12) month period in the remaining Period of Performance.

(c)	Subsequent Payment Requests must be submitted via the Recipient’s AMIS Account (or as otherwise directed by the CDFI Fund).

(d)	Recipients will be limited to two (2) subsequent payments, unless such limitation is waived by the CDFI Fund.

(e)	If the Recipient requests the final subsequent payment less than six (6) months prior to the Performance Period End Date, the CDFI Fund will require verification that the Recipient will be able to expend the funds into an Authorized CDFI RRP Assistance Activity pursuant to Section 3.7 herein within the remaining Period of Performance.

3.5	Authorized Uses of Program Income. Any Program Income derived by the Recipient from the CDFI RRP Assistance provided under the terms of the Assistance Agreement shall be used by the Recipient for Authorized CDFI RRP Assistance Activities pursuant to Section 3.7 herein.

3.6	Restrictions on the Use of Program Income.

(a)	The Recipient shall not use any Program Income earned hereunder to pay any person to influence or attempt to influence any agency, elected official, officer or employee of a State or local government in connection with the making, award, extension, continuation, renewal, amendment, or modification of any State or local government contract, grant, loan or cooperative agreement as such terms are defined in 31 U.S.C. § 1352.

(b)	The Recipient shall not use any Program Income to pay any costs incurred in connection with (i) any defense against any claim or appeal of the United States Government, any agency or instrumentality thereof (including the CDFI Fund), against the Recipient, or (ii) any prosecution of any claim or appeal against the United States Government, any agency or instrumentality thereof (including the CDFI Fund), which the Recipient instituted or in which the Recipient has joined as a claimant.

3.7	Authorized CDFI RRP Assistance Activities.

(a)	The Recipient must use the CDFI RRP Assistance prior to the end of the Period of Performance to support its activities in the following areas, provided however, the Recipient may not expend more than the greater of $200,000 or 15% of the CDFI RRP Assistance award amount in aggregate for items in vi–xii below:

(i)	Financial Products in an Eligible Market(s) and/or the Recipient’s approved Target Market;

(ii)	Financial Services (Regulated Institutions only) in an Eligible Market(s) and/or the Recipient’s approved Target Market;

(iii)	Development Services in an Eligible Market(s) and/or the Recipient’s approved Target Market;

(iv)	Loan Loss Reserves in an Eligible Market(s) and/or the Recipient’s approved Target Market;

(v)	Capital Reserves (Regulated Institutions only);

(vi)	Compensation (Personal Services);

(vii)	Compensation (Fringe Benefits);

(viii)	Training and Education;

(ix)	Travel;

(x)	Professional Services;

(xi)	Equipment; and

(xii)	Supplies.

(b)	In situations where an activity could be categorized within an authorized activity listed in both items i-v and vi-xii, Recipients should categorize the activity within items i-v for reporting purposes. For example, if a Recipient purchases an Automatic Teller Machine, that activity could be categorized as either a Financial Service or Equipment. For purposes of reporting on the CDFI RRP Award, the Recipient should categorize it as a Financial Service. Similarly, personnel expenditures related to the provision of financial education may be categorized as either a Development Service or Compensation. For purposes of reporting on the CDFI RRP Award, the Recipient should categorize this expenditure as a Development Service.

(c)	The Recipient should refer to Subpart E of the Uniform Requirements (2 C.F.R. part 200) for information regarding selected items of cost and unallowable items of cost.

(d)	The Recipient shall not use CDFI RRP Assistance for Indirect Costs as defined in the Uniform Requirements.

(e)	The Recipient shall only use CDFI RRP Assistance in an Eligible Market or the Applicant’s approved Target Market.

(f)	The Recipient may incur expenses beginning on the Announcement Date. Any advanced expenditures prior to receiving CDFI RRP Assistance must be consistent with paragraph (a) and may be reimbursed with DCFI RRP Assistance upon receipt.

(g)	The CDFI Fund reserves the right to require the Recipient to repay all or a portion of the CDFI RRP Assistance if it expends any portion for an activity that the CDFI Fund determines does not meet the aforementioned criteria.

3.8	Restrictions on the Use of CDFI RRP Assistance.

(a)	The Recipient shall not use any CDFI RRP Assistance provided hereunder in a manner other than as authorized hereunder, unless the Recipient consults with and obtains the prior written approval of the CDFI Fund.

(b)	The Recipient shall not transfer CDFI RRP Assistance to any Affiliate or Subsidiary without the CDFI Fund’s prior written approval. Notwithstanding the foregoing, Depository Institution Holding Companies may transfer CDFI RRP Assistance to the Subsidiary Insured Depository Institution identified on the signature page of the Assistance Agreement in accordance with Section 3.9 herein.

(c)	The Recipient shall not use any CDFI RRP Assistance provided hereunder to pay any person to influence or attempt to influence any agency, elected official, officer or employee of a State or local government in connection with the making, award, extension, continuation, renewal, amendment, or modification of any State or local government contract, grant, loan or cooperative agreement as such terms are defined in 31 U.S.C. § 1352.

(d)	The Recipient shall not use any CDFI RRP Assistance to pay any costs incurred in connection with (i) any defense against any claim or appeal of the United States Government, any agency or instrumentality thereof (including the CDFI Fund), against the Recipient, or (ii) any prosecution of any claim or appeal against the United States Government, any agency or instrumentality thereof (including the CDFI Fund), which the Recipient instituted or in which the Recipient has joined as a claimant.

(e)	The Recipient may not use any CDFI RRP Assistance provided hereunder for expenses, including consultant fees, related to the preparation of an application for certification, allocation, award or funding to the CDFI Fund.

(f)	The Recipient may not use any CDFI RRP Assistance provided hereunder to pay for organized fundraising (including financial campaigns, solicitations of gifts and requests, grant writing, and similar expenses incurred to raise capital or obtain contributions) regardless of the purpose for which the funds will be used. For additional information regarding fund raising and investment management costs, please refer to 2 C.F.R. 200.442, as applicable.

(g)	The Recipient may not use any CDFI RRP Assistance provided hereunder for the prohibited activities set forth in 2 C.F.R. § 200.216, Prohibition on certain telecommunications and video surveillance services and equipment.

3.9	Depository Institution Holding Company Recipients. In the case where the Depository Institution Holding Company Recipient deploys its CDFI RRP Assistance through its Subsidiary Insured Depository Institution, the Assistance must be used to capitalize the Subsidiary Insured Depository Institution to carry out Authorized CDFI RRP Assistance Activities pursuant to Section 3.7 herein. The Recipient must ensure that the transfer of funds to the Subsidiary Insured Depository Institution meets the requirements described in the Uniform Requirements at 2 C.F.R. 200.331. Furthermore, in such instances where the Depository Institution Holding Company deploys all or a portion of its CDFI RRP Assistance through its Subsidiary Insured Depository Institution, such Subsidiary Insured Depository Institution must submit a Performance Progress Report, TLR, and Uses of Award Report. If the Depository Institution Holding Company deploys any portion of the CDFI RRP Assistance, the Depository Institution Holding Company must submit a Performance Progress Report, TLR, and Uses of Award Report.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

The Recipient hereby represents and warrants to the CDFI Fund the following:

4.1	Organization, Standing and Powers. The Recipient is a validly existing Tribal Government, or an entity validly existing and in good standing under federal law or the laws of the state or Tribe of its legal formation and has all requisite power and authority to own and operate its assets and properties, to carry on its business as it is now being conducted and to carry out its proposed, hereby authorized use(s) of the CDFI RRP Assistance provided hereunder.

4.2	Qualification. The Recipient is duly qualified, in good standing and authorized to transact business in each jurisdiction where the conduct of the Recipient's business, the carrying out of its proposed, authorized use(s) of the CDFI RRP Assistance to be provided hereunder or the ownership of its assets and properties requires such qualification, or, if not so qualified, the Recipient's failure so to qualify shall not have a material adverse effect on the Recipient, its financial condition or operations and will not impair the Recipient's ability to carry out its proposed, authorized use(s) of the CDFI RRP Assistance to be provided hereunder or its right to enforce any material agreement to which it is a party. The Recipient has performed and complied with all applicable agreements and conditions required by the Assistance Agreement to be performed or complied with by it before or at Closing or at any time a Subsequent Payment is made.

4.3	Authorization; Consents. The execution, delivery and performance by the Recipient of the Assistance Agreement and the carrying out of its proposed, authorized use(s) of the Assistance are within the Recipient's corporate powers and have been duly authorized by all requisite corporate action. No additional consent, license, approval, authorization, qualification, exemption, franchise, designation, permit or order of, notice to or declaration or filing with, any third party, including, without limitation, any governmental entity (other than the CDFI Fund), which has not been previously obtained, is required in connection with the conduct of the Recipient’s business or in connection with the valid execution, delivery and performance by the Recipient of the Assistance Agreement or any documents or agreements connected herewith or the carrying out of the proposed, hereby use(s) of the CDFI RRP Assistance.

4.4	Execution and Delivery; Binding Agreement. The Assistance Agreement and all documents connected therewith have been or will be, on or before the Federal Award Date, duly authorized, executed and delivered on behalf of the Recipient and constitute, on or before the Federal Award Date, legal, valid and binding obligations of the Recipient enforceable in accordance with their respective terms.

4.5	No Conflicts. The execution, delivery and performance by the Recipient of the Assistance Agreement and the carrying out of the proposed, authorized uses(s) of the CDFI RRP Assistance shall not result in any violation of and shall not conflict with, or result in a breach of any of the terms of, or constitute a default under, any provision of Federal or State law to which the Recipient is subject, the Recipient’s incorporation, charter, organization, formation or otherwise establishing documentation, bylaws or any agreement, judgment, writ, injunction, decree, order, rule or regulation to which the Recipient is a party or by which it is bound.

4.6	Litigation. The Recipient has neither actual nor constructive knowledge of any suit, action, proceeding or investigation pending or threatened that questions the validity of the Assistance Agreement or any action taken or to be taken pursuant hereto or contemplated hereby including, but not limited to, the carrying out of the proposed, authorized use(s)of the CDFI RRP Assistance.

4.7	Compliance with Other Instruments. The Recipient is not in violation of any provision of its incorporation, charter, organization, formation or otherwise establishing documents, or any loan agreement or other material agreement to which it is a party. The Recipient is not in violation of any instrument, judgment, decree, order, statute, rule or governmental regulation applicable to it, the violation of which might have a material adverse effect on the business, affairs, operations, or condition of the Recipient.

4.8	Disclosure. Neither the Assistance Agreement nor any attachment hereto, nor any certification or other document referenced or incorporated herein or therein and furnished to the CDFI Fund by the Recipient contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. The Recipient has disclosed, in writing, to the CDFI Fund all facts that might reasonably be expected to result in a material adverse effect upon the Recipient’s ability either to conduct its principal business or to carry out its proposed and authorized use of the CDFI RRP Assistance. The Recipient has not knowingly and willfully made or used a document or writing containing any false, fictitious or fraudulent statement or entry as part of its correspondence or communication with the CDFI Fund. The Recipient acknowledges, under 18 U.S.C. § 1001, that if it knowingly and willfully makes or uses such document or writing it or its employee(s) or agents shall be fined or imprisoned for not more than five years, or both.

4.9	Taxes; Debts; Bankruptcy. The Recipient is not delinquent on any debts owed to Federal, State, local or Tribal Governments including, but not limited to, amounts due under the Internal Revenue Code, and has never filed for bankruptcy nor had a conservator appointed. The Recipient has neither actual nor constructive knowledge of any pending or anticipated bankruptcy filings or conservatorship appointments on its behalf.

4.10	Debarment, Suspension and Other Responsibility Matters. Pursuant to 31 C.F.R. 19.335, neither the Recipient nor any of its principals (as defined by 31 C.F.R. 19.995): (a) are presently excluded or disqualified from covered transactions by any Federal department or agency; (b) within the 24 month period preceding the date of this Assistance Agreement, have been convicted of or had a civil judgment rendered against them for any of the offenses listed in 31 C.F.R. 19.800(a) or any other Federal criminal law; (c) are presently indicted for or otherwise criminally or civilly charged by a governmental entity (Federal, State or local) with commission of any of the offenses listed in 31 C.F.R. 19.800(a); or (d) within the 24 month period preceding the date of this Assistance Agreement, have had one or more public transactions (Federal, State, or local) terminated for cause or default.

4.11	Status as a CDFI. The Recipient is a certified CDFI. Since its certification as a CDFI, the Recipient has neither actual nor constructive knowledge of any changes that may adversely affect its status as a certified CDFI.

4.12	Nondiscrimination Certification. Within the two-year period preceding the Announcement Date, there has been no final determination of liability in any proceeding instituted against the Recipient in, by or before any court, governmental or administrative body or agency, which proceeding involves allegations of discrimination by the Recipient on the basis of race, color, national origin, disability, age, marital status, receipt of income from public assistance, religion, or sex; for which a corrective action plan has not been implemented.

ARTICLE V

COVENANTS AND AGREEMENTS OF THE RECIPIENT

Until the closeout of the Assistance Agreement pursuant to Section 7.11 herein (except with respect to Section 5.3 herein which shall remain in effect for three years following the closeout hereof pursuant to said section), the Recipient shall duly perform and observe each and all of the following covenants and agreements:

5.1	Compliance with Government Requirements. In carrying out its responsibilities pursuant to the Assistance Agreement, the Recipient shall comply with all applicable Federal, State, local and Tribal laws, regulations, ordinances, Office of Management and Budget (OMB) Circulars, and Executive Orders. Furthermore, the CDFI Fund’s Environmental Quality Regulations (12 C.F.R. part 1815) are applicable to the Recipient as well as all other federal environmental requirements applicable to federal awards.

5.2	Fraud, Waste and Abuse. If the Recipient becomes aware at any time of the existence or apparent existence of fraud, waste or abuse of CDFI RRP Assistance provided pursuant to the Assistance Agreement, the Recipient shall promptly report such incidence(s) to the Office of Inspector General of the U.S. Department of the Treasury by the online form on the OIG website: https://www.treasury.gov/about/organizational- structure/ig/Pages/OigOnlineHotlineForm.aspx, or by calling 1-800-359-3898.

5.3	Record Retention and Access.

(a)	The Recipient shall comply with all record retention and access requirements set forth in the Uniform Requirements at 2 C.F.R. 200.334-338. Public access to Recipient records shall be maintained in accordance with the Uniform Requirements at 2 C.F.R. 200.338, including access applicable under the Freedom of Information Act (5 U.S.C. § 552) (FOIA).

(b)	The Recipient shall maintain such records as may be reasonably necessary to verify that the applicable Performance Goals have been achieved. These records may include, but are not limited to, records (i) disclosing the manner in which the CDFI RRP Assistance provided hereunder is used; (ii) demonstrating compliance with the requirements of the Act, the CDFI Program Regulations, and the Assistance Agreement; and (iii) evaluating the accomplishments of the applicable CDFI Fund program. The Recipient shall maintain documentation supporting the data reported by the Recipient to the CDFI Fund.

(c)	The CDFI Fund and the U.S. Department of the Treasury, and their representatives, shall have full and free access during reasonable business hours to the Recipient’s offices and facilities and all books, documents, records, reports, and financial statements relevant to the CDFI RRP Assistance provided hereunder. The Recipient shall permit any of these authorities to copy such documents as they deem appropriate. The purposes of such inspections and/or audits will include, but not be limited to, ensuring that representations, warranties, covenants, and/or certifications provided by the Recipient are accurate. The CDFI Fund will, consistent with applicable law, including the Freedom of Information Act (5 U.S.C. 552) and the Privacy Act (5 U.S.C. 552a), maintain the confidentiality of all financial and other proprietary information disclosed to the CDFI Fund pursuant to this section.

5.4	Point of Contact. The Recipient shall ensure and maintain accurate information on its Authorized Representatives and Points of Contact in its AMIS account.

5.5	Equal Credit Opportunity Act. The Recipient shall provide its products and services in a manner that is consistent with the Equal Credit Opportunity Act (ECOA; 15 U.S.C. § 1691 et seq), to the extent that the Recipient is subject to the requirements of ECOA. Provided however, pursuant to Section 523(d) of the Authorizing Statute, (1) a Recipient subject to the requirements of ECOA may collect data described in section 701(a)(1) of ECOA (15 U.S.C. §1691(a)(1)) from borrowers and applicants for credit for the sole purpose and exclusive use to ensure that Targeted Populations and Low-Income residents of Investment Areas are adequately served; and (2) Recipients that collect the data described in (1) shall not be subject to adverse action related to that collection by the Bureau of Consumer Financial Protection or any other Federal agency.

5.6	Certain Insider Activities. No CDFI RRP Assistance may be expended by a Recipient to pay any person to influence or attempt to influence any agency, elected official, officer or employee of a State or local government in connection with the making, award, extension, continuation, renewal, amendment, or modification of any State or local government contract, grant, loan or cooperative agreement as such terms are defined in 31 U.S.C. 1352).

5.7	Obtain/Maintain CDFI Certification; Maintain Status as an Insured Credit Union, State-Insured Credit Union, Depository Institution Holding Company or Insured Depository Institution.

(a)	The Recipient shall do all things necessary to preserve, renew and keep in full force and effect its certification as a CDFI, including but not limited to, filing an ACR annually three (3) months after its fiscal year end date.

(b)	Notwithstanding the foregoing, if the Recipient is a Depository Institution Holding Company that deploys all or a portion of its CDFI RRP Assistance through a Subsidiary Insured Depository Institution, such Subsidiary Insured Depository Institution must submit a TLR.

(c)	For Regulated Institutions: In addition to meeting the requirements of Section 5.7(a) herein, as applicable, the Recipient shall do all things necessary to preserve, renew and keep in full force and effect its status as an Insured Credit Union, Insured Depository Institution, Depository Institution Holding Company or State-Insured Credit Union, as applicable.

5.8	Advise the CDFI Fund of Certain Material Events. The Recipient shall advise the CDFI Fund in writing via a Service Request within AMIS, within 30 days of the event and in reasonable detail, of any of the Material Events listed below. The Certification of Material Events Form can be accessed on the CDFI Fund website via the following page: https://www.cdfifund.gov/programs-training/Programs/cdfi-program/Pages/compliance- step.aspx#step5.

(a)	any proceeding instituted against the Recipient in, by or before any court, governmental or administrative body or agency, which proceeding or outcome could have a material adverse effect upon the operations, assets or properties of the Recipient;

(b)	any proceeding instituted against the Recipient in, by or before any court, governmental or administrative body or agency, which proceeding involves allegations of discrimination by the Recipient on the basis of race, color, national origin, disability, age, marital status, receipt of income from public assistance, religion, or sex.

(c)	all violations of Federal criminal law involving fraud, bribery, or gratuity violations potentially affecting the Federal award. Failure to make required disclosures can result in any of the remedies described in 2 C.F.R. 200.339 of the Uniform Requirements;

(d)	any material adverse change in the condition, financial or otherwise, or operations of the Recipient that would impair the Recipient’s ability to carry out the authorized uses of the CDFI RRP Assistance;

(e)	any substantial change in the business of the Recipient;

(f)	the loss of the Recipient’s Insured Credit Union status as defined in 12 U.S.C. § 1752(7) or State-Insured Credit Union (if applicable);

(g)	the occurrence of any Event of Noncompliance, as that term is defined in Section 6.1 herein, or any event which upon notice or lapse of time, or both, would constitute an Event of Noncompliance;

(h)	the merger, consolidation or acquisition of the Recipient by or with another entity;

(i)	loss of the Recipient’s Depository Institution Holding Company status under 12 U.S.C. § 1813(w)(1) or Subsidiary Insured Depository Institution status under 12 U.S.C. § 1813(c)(2) (if applicable);

(j)	a change in the Recipient’s shareholders or organization that results in (i) the CDFI Fund’s ownership of equity in the Recipient exceeding 50 percent and/or (ii) the CDFI Fund controlling the Recipient’s operations (the CDFI Fund’s ownership of equity is calculated by dividing the shares owned by the CDFI Fund by the total number of shares issued by the Recipient);

(k)	the debarment, suspension, exclusion or disqualification, by the Department of the Treasury, or any other Federal department or agency, of any individual or entity (or principal thereof) that received any portion of the CDFI RRP Assistance in a procurement or nonprocurement transaction, as defined in 31 C.F.R. 19.970;

(l)	any event or change that would result in the Recipient not being certified as a CDFI;

(m)	the existence of any non-compliance with the terms and conditions of any loan or other credit agreement with a creditor other than the CDFI Fund;

(n)	any adverse finding by the Appropriate Federal Banking Agency related to the Recipient; or

(o)	such other events that may be determined by the CDFI Fund, in its sole discretion, to be material events and for which the CDFI Fund has issued related guidance.

5.9	Tracking Use of CDFI RRP Assistance and Advance Payments.

(a)	The Recipient must account for and track the use of the CDFI RRP Assistance.

(b)	For every dollar of CDFI RRP Assistance received from the CDFI Fund, the Recipient must be able to verify how it was used. This requires the Recipient to separately account for the proceeds and uses of the CDFI RRP Assistance.

Recipients that are Institutions of Higher Education, Hospitals, Other Non-Profits, State, local, or federally-recognized Indian tribal governments should refer to 2 C.F.R. 200.305(b)(7) of the Uniform Requirements for additional guidance on proper treatment of Advance Payments, including whether Advance Payments need to be held in interest bearing accounts and when interest earned on Advance Payments must be remitted back to the federal government. Recipients must retain records pursuant to section 5.3 herein to document that required payments of interest have been made.

(c)	The Recipient shall determine whether any individual or entity (or principal thereof), receiving any portion of the CDFI RRP Assistance is currently debarred, suspended, excluded or disqualified by the Department of the Treasury or any other Federal department or agency. The Recipient shall include in all of its procurement and nonprocurement contracts and agreements, between the Recipient and an individual or entity (or principal thereof) receiving any portion of the CDFI RRP Assistance, a representation that such individual or entity (or principal thereof) is not currently debarred, suspended, excluded or disqualified by any Federal department or agency. Notwithstanding the foregoing, the above representations are not required in those procurement contracts in which the Recipient enters into for goods or services for less than $25,000.

5.10	Buy American. The Recipient and any Subrecipient shall comply with the Buy American Act, 41 U.S.C. §§ 8301-8303 (as amended from time to time), which includes a requirement that all unmanufactured articles, materials, and supplies purchased with any CDFI RRP Assistance be mined or produced in the United States, and that all manufactured articles, materials, and supplies purchased with any CDFI RRP Assistance be manufactured in the United States substantially all from articles, materials, or supplies mined, produced, or manufactured in the United States. A Recipient or Subrecipient may request in writing a waiver from the CDFI Fund via a Service Request through its AMIS account from the requirements of the Buy American Act if its application would be inconsistent with the public interest or the cost would be unreasonable.

5.11	Terms and Conditions Related to Regulated Institutions

(a)	Prior Notice to Appropriate Federal Banking Agency of Sanctions. Prior to imposing or exercising any sanction(s) under Section 6.2 herein, the CDFI Fund will provide the Appropriate Federal Banking Agency with written notice of the proposed remedy (or remedies). Moreover, the CDFI Fund will not impose or exercise any proposed remedy (or remedies) if the Appropriate Federal Banking Agency, in writing, not later than 30 calendar days after receiving the notice from the CDFI Fund of any proposed remedy (or remedies) against the Recipient, takes all of the following actions:

(i)	Objects to the proposed remedy (or remedies);

(ii)	Determines that the remedy (or remedies) would:

a.	Have a material adverse effect on the safety and soundness of the Recipient; or

b.	Impede or interfere with an enforcement action against the Recipient by the Appropriate Federal Banking Agency;

(iii)	Proposes a comparable alternative action; and

(iv)	Specifically explains:

a.	The basis for the determination made pursuant to this section, and, if appropriate, provides documentation to support the determination; and

b.	How the alternative action proposed would be as effective as the remedy (or remedies) proposed by the CDFI Fund in securing compliance and deterring future noncompliance.

(b)	Regulated Institutions as Recipient. The provisions of the Authorizing State, the Act, the CDFI Program Regulations, and the Assistance Agreement shall be enforceable under 12 U.S.C. § 1786, 12 U.S.C. § 1818, and 12 U.S.C. § 1844 by the Appropriate Federal Banking Agency, and any violation of such provisions will be treated as a violation of the Federal Credit Union Act, Federal Deposit Insurance Act, or Bank Holding Company Act, as applicable. Nothing herein shall be construed to preclude the CDFI Fund from directly enforcing the Assistance Agreement as provided for hereunder and under the terms of the Authorizing Statute.

(c)	No Authority to Limit Supervision and Regulation. Nothing herein is intended nor should be construed to affect any authority of the Appropriate Federal Banking Agency to supervise and regulate the Recipient.

5.12	Federal Funding Accountability and Transparency Act of 2006 Compliance: Reporting Subawards and Executive Compensation.

(a)	Reporting of first-tier subawards.

1.	Applicability. Unless you are exempt as provided in paragraph d. of this award term, you must report each action that obligates $25,000 or more in Federal funds that does not include Recovery funds (as defined in section 1512(a)(2) of the American Recovery and Reinvestment Act of 2009, Pub. L. 111-5) for a subaward to an entity (see definitions in paragraph e. of this award term).

2.	Where and when to report.

i.	You must report each obligating action described in paragraph a.1. of this award term to http://www.fsrs.gov.

ii.	For subaward information, report no later than the end of the month following the month in which the obligation was made. (For example, if the obligation was made on November 7, 2010, the obligation must be reported by no later than December 31, 2010.)

3.	What to report. You must report the information about each obligating action that the submission instructions posted at http://www.fsrs.gov specify.

(b)	Reporting Total Compensation of Recipient Executives.

1.	Applicability and what to report. You must report total compensation for each of your five most highly compensated executives for the preceding completed fiscal year, if—

i.	the total Federal funding authorized to date under this award is $25,000 or more;

ii.	in the preceding fiscal year, you received—

(A)	80 percent or more of your annual gross revenues from Federal procurement contracts (and subcontracts) and Federal financial assistance subject to the Transparency Act, as defined at 2 C.F.R. 170.320 (and subawards); and

(B)	$25,000,000 or more in annual gross revenues from Federal procurement contracts (and subcontracts) and Federal financial assistance subject to the Transparency Act, as defined at 2 C.F.R. 170.320 (and subawards); and

iii.	The public does not have access to information about the compensation of the executives through periodic reports filed under section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. §§ 78m(a), 78o(d)) or section 6104 of the Internal Revenue Code of 1986. (To determine if the public has access to the compensation information, see the U.S. Security and Exchange Commission total compensation filings at http://www.sec.gov/answers/execomp.htm.)

2.	Where and when to report. You must report executive total compensation described in paragraph b.1. of this award term:

i.	As part of your registration profile at https://www.sam.gov.

ii.	By the end of the month following the month in which this award is made, and annually thereafter.

(c)	Reporting of Total Compensation of Subrecipient Executives.

1.	Applicability and what to report. Unless you are exempt as provided in paragraph d. of this award term, for each first-tier subrecipient under this award, you shall report the names and total compensation of each of the subrecipient's five most highly compensated executives for the subrecipient's preceding completed fiscal year, if—

i.	in the subrecipient's preceding fiscal year, the subrecipient received—

(A)	80 percent or more of its annual gross revenues from Federal procurement contracts (and subcontracts) and Federal financial assistance subject to the Transparency Act, as defined at 2 C.F.R. 170.320 (and subawards); and

(B)	$25,000,000 or more in annual gross revenues from Federal procurement contracts (and subcontracts), and Federal financial assistance subject to the Transparency Act (and subawards); and

ii.	The public does not have access to information about the compensation of the executives through periodic reports filed under section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. § 78m(a), 78o(d)) or section 6104 of the Internal Revenue Code of 1986. (To determine if the public has access to the compensation information, see the U.S. Security and Exchange Commission total compensation filings at http://www.sec.gov/answers/execomp.htm.)

2.	Where and when to report. You must report subrecipient executive total compensation described in paragraph c.1. of this award term:

i.	To the recipient.

ii.	By the end of the month following the month during which you make the subaward. For example, if a subaward is obligated on any date during the month of October of a given year (i.e., between October 1 and 31), you must report any required compensation information of the subrecipient by November 30 of that year.

(d)	Exemptions

If, in the previous tax year, you had gross income, from all sources, under $300,000, you are exempt from the requirements to report:

i. Subawards,

and

ii. The total compensation of the five most highly compensated executives of any subrecipient.

(e)	Definitions. For purposes of this award term:

1.	Entity means all of the following, as defined in 2 C.F.R. part 25:

i.	A Governmental organization, which is a State, local government, or Indian tribe;

ii.	A foreign public entity;

iii.	A domestic or foreign non-profit organization;

iv.	A domestic or foreign for-profit organization;

v.	A Federal agency, but only as a subrecipient under an award or subaward to a non- Federal entity.

2.	Executive means officers, managing partners, or any other employees in management positions.

3.	Subaward:

i.	This term means a legal instrument to provide support for the performance of any portion of the substantive project or program for which you received this award and that you as the recipient award to an eligible subrecipient.

ii.	The term does not include your procurement of property and services needed to carry out the project or program (for further explanation, see Sec. .210 of the attachment to OMB Circular A-133, “Audits of States, Local Governments, and Non-Profit Organizations”).

iii.	A subaward may be provided through any legal agreement, including an agreement that you or a subrecipient considers a contract.

4.	Subrecipient means an entity that:

i.	Receives a subaward from you (the recipient) under this award; and

ii.	Is accountable to you for the use of the Federal funds provided by the subaward.

5.	Total compensation means the cash and noncash dollar value earned by the executive during the recipient's or subrecipient's preceding fiscal year and includes the following (for more information see 17 C.F.R. 229.402(c)(2)):

i.	Salary and bonus.

ii.	Awards of stock, stock options, and stock appreciation rights. Use the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with the Statement of Financial Accounting Standards No. 123 (Revised 2004) (FAS 123R), Shared Based Payments.

iii.	Earnings for services under non-equity incentive plans. This does not include group life, health, hospitalization or medical reimbursement plans that do not discriminate in favor of executives, and are available generally to all salaried employees.

iv.	Change in pension value. This is the change in present value of defined benefit and actuarial pension plans.

v.	Above-market earnings on deferred compensation which is not tax-qualified.

vi.	Other compensation, if the aggregate value of all such other compensation (e.g. severance, termination payments, value of life insurance paid on behalf of the employee, perquisites or property) for the executive exceeds $10,000.

5.13.	Reporting of Matters Related to Recipient Integrity and Performance. If the total value of the Recipient’s currently active grants, cooperative agreements, and procurement contracts from all Federal awarding agencies, including the CDFI RRP Assistance awarded pursuant to this Assistance Agreement, exceeds $10,000,000 for any period of time during the Period of Performance, then the Recipient shall report semiannually to the System for Award Management (SAM) that is made available in the designated integrity and performance system (currently the Federal Awardee Performance and Integrity Information System (FAPIIS)) about civil, criminal, or administrative proceedings as described in Appendix XII to the Uniform Requirements (2 C.F.R. part 200) for the most recent five year period, either to report information about any proceeding(s) not previously reported or affirm that there is no new information to report.

ARTICLE VI

EVENTS OF NONCOMPLIANCE AND REMEDIES

6.1	Events of Noncompliance. If any one or more of the following events occurs, the CDFI Fund, in its sole discretion, may find the Recipient to be in noncompliance:

(a)	fraud, mismanagement or noncompliance with the Act;

(b)	any representation, covenant, warranty, certification, assurance or any other statement of fact set forth in this Assistance Agreement or the Application including, but not limited to, the Assurances and Certifications contained in the Application, or any representation or warranty set forth in any document, report, certificate, financial statement or instrument now or hereafter furnished in connection with the Assistance Agreement, is found by the CDFI Fund to be inaccurate, false, incomplete or misleading when made, in any material respect;

(c)	A Material Weakness, a qualified opinion or any statement in the Recipient’s annual audited financial statements that evidences a failure of the Recipient to be financially sound, be managerially sound and/or maintain appropriate internal controls;

(d)	the failure of the Recipient to observe, comply with or perform any term, covenant, agreement or other provision contained in the CDFI Program Regulations (12 C.F.R. part 1805), the Authorizing Statute, this Assistance Agreement including, but not limited to, the Performance Goals and reporting requirements, or the Application including, but not limited to, the Assurances and Certifications contained therein or any instrument, note or any other document delivered to the CDFI Fund in connection with or pursuant to the Assistance Agreement;

(e)	the failure of the Recipient to conduct its business in the usual and ordinary course or to maintain its corporate existence and right to carry on its business and duly obtain all necessary renewals, licenses and extensions thereof and to maintain, preserve and renew all such rights, powers, privileges and franchises;

(f)	the Recipient’s becoming insolvent or unable to meet its obligations as they mature, making a general assignment for the benefit of creditors, or consenting to the appointment of a trustee or a receiver, or admitting in writing its inability to pay its debts as they mature;

(g)	the institution of bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings by or against the Recipient and, if instituted against it, the same being consented to by the Recipient or remaining undismissed for a period of thirty (30) calendar days;

(h)	the Appropriate Federal Banking Agency makes an adverse finding regarding the Recipient;

(i)	the failure of the Recipient to fully expend the Assistance prior to the end of the Period of Performance.

6.2	Sanctions. If the CDFI Fund finds the Recipient to be in noncompliance under Section 6.1 herein, the CDFI Fund may, in its sole discretion, take any one or more of the following actions, subject to Section 6.4 herein:

(a)	require changes in the Recipient’s Performance Goals;

(b)	revoke approval of the Recipient’s Application;

(c)	revoke approval of any other applications submitted to the CDFI Fund by the Recipient under any of the CDFI Fund’s programs, and declare such applications to be ineligible;

(d)	reduce or terminate the CDFI RRP Assistance authorized hereunder;

(e)	require repayment of any CDFI RRP Assistance that has been paid to the Recipient pursuant hereto;

(f)	render the Recipient ineligible to apply for additional awards from the CDFI Fund through future funding rounds;

(g)	require the Recipient to convene a meeting(s) of its board of directors at which meeting(s) the CDFI Fund will be given the opportunity to address the attendees with respect to the CDFI Fund’s evaluations and concerns regarding the performance of the Recipient under the Assistance Agreement; or

(h)	take such other actions as the CDFI Fund deems appropriate including, but not limited to, suspension or revocation of CDFI certification.

6.3	No Waiver. No course of dealing on the part of the CDFI Fund or any delay or failure on the part of the CDFI Fund to exercise any right herein will operate as a waiver of the right or otherwise prejudice the CDFI Fund's rights, powers and remedies under the Authorizing Statute, the Assistance Agreement, the Act, the CDFI Program Regulations (12 C.F.R. part 1805) or any other applicable law or regulation.

6.4	Notice of Noncompliance; Time to Cure. Prior to exercising or imposing any sanction(s) under section 6.2 herein, the CDFI Fund will, to the maximum extent practicable, provide the Recipient with written notice of the noncompliance and the prescribed sanctions(s). Unless otherwise specified in the notice, the Recipient shall have up to thirty (30) days from the date of the sanction notice to cure the noncompliance, at the sole discretion of the CDFI Fund. If the Recipient believes that the noncompliance is of such a nature that it cannot be cured within the time set forth in the notice, then the Recipient may, within five (5) days of the date of the notice, request, in writing, additional time to cure the noncompliance. If the CDFI Fund determines, in its sole discretion, that such additional time is necessary, the CDFI Fund may extend the cure period. If the CDFI Fund does not extend the cure period, as outlined above, and the Recipient fails to cure the noncompliance within the period specified in the written notice of sanction, the CDFI Fund may, in its sole discretion, impose or exercise the sanction(s) set forth in its written notice, and any other sanction to which it might be entitled hereunder, or in law or at equity, within a timeframe set by the CDFI Fund in its sole discretion. Nothing in the Assistance Agreement will create in the Recipient any right to any formal or informal hearing or comparable proceeding not otherwise required by law.

Notwithstanding the foregoing, if the CDFI Fund determines, in its sole discretion, that the Recipient has engaged in fraud, mismanagement, or other prohibited misconduct, or that the noncompliance is of such a nature that it cannot be cured, the CDFI Fund may, in its sole discretion, impose the prescribed sanction(s) without notice, except as may be required by law.

ARTICLE VII
MISCELLANEOUS

7.1	Entire Agreement. The Assistance Agreement (including all schedules and amendments hereto) and the Application contain the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements or understandings, written or oral, in respect thereof, and no change, modification or waiver of any provision hereof shall be valid unless in writing and signed by the party to be bound. The Application, including any attachments, exhibits, appendices and supplements thereto, any attachments, schedules, exhibits, appendices and supplements to the Assistance Agreement are incorporated in and made a part of this Agreement.

7.2	Assignment. The Recipient may not assign, pledge or otherwise transfer any rights, benefits or responsibilities of the Recipient under the Assistance Agreement without the prior written consent of the CDFI Fund. In addition, any assignment by the Recipient shall comply, to the extent applicable, with the Assignment of Claims Act, codified at 31 U.S.C. § 3727.

7.3	Successors. The rights, benefits and responsibilities of each of the parties to the Assistance Agreement shall inure to their respective successors, subject to this Section 7.3. If the Recipient merges with or is acquired by another entity, the CDFI Fund reserves the right to request information from and examine the new entity and determine its eligibility as a Recipient. If the CDFI Fund determines in its sole discretion that the new entity is not eligible or acceptable as a Recipient, or if the new entity does not agree to comply with all the provisions of the Assistance Agreement, the CDFI Fund may terminate the continued provision of CDFI RRP Assistance under the Assistance Agreement and take any or all remedies it deems appropriate in accordance with Article VI hereof.

7.4	Severability. If any provision of the Assistance Agreement shall for any reason be held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect any other provision of the Assistance Agreement, and the Assistance Agreement shall be construed as if such illegal, invalid or unenforceable provision had never been contained herein.

7.5	Applicable Law. The Assistance Agreement shall be governed by and construed in accordance with Federal law to the extent such Federal law is applicable, and to the extent Federal law is not applicable, the Assistance Agreement shall be governed by and construed in accordance with the law of the State of formation of the Recipient.

7.6	Disclaimer of Relationships.

(a)	The Recipient shall not be deemed to be an agency, department or instrumentality of the United States merely by virtue of it being a Recipient.

(b)	Nothing in the Assistance Agreement, nor any act of the CDFI Fund or the Recipient, shall be construed by either of them, or by a third party, to create any relationship of third-party beneficiary, principal and agent, limited or general partner or joint venture, or of any association or relationship involving the CDFI Fund.

(c)	Notwithstanding any other provision of law, the CDFI Fund shall not be deemed to control the Recipient by reason of any CDFI RRP Assistance provided hereunder for the purpose of any other applicable law, provided that the CDFI Fund does not own more than 50 percent of the equity of the Recipient.

7.7	Counterparts. The Assistance Agreement may be executed in counterparts, each of which shall constitute an original but all of which together shall constitute one and the same instrument.

7.8	Headings. The headings contained in the Assistance Agreement are for convenience only and shall not affect the meaning or interpretation of the Assistance Agreement.

7.9	Amendments.

(a)	The terms of the Assistance Agreement may be amended, modified, or supplemented by the mutual written consent of the parties hereto.

(b)	The CDFI Fund shall not approve an amendment to extend the Period of Performance solely to allow the Recipient additional time to expend the CDFI RRP Assistance.

(c)	If the Recipient proposes to amend the Performance Goals, Annual Report Due Dates, and/or make other change(s) (other than a change to its fiscal year end date), amendment requests must be received by the CDFI Fund in writing via a Service Request through the Recipient’s AMIS account with all required documentation. The Recipient must include justification for the amendment when it submits the amendment request to the CDFI Fund. Amendment requests must be received no later than 60 days prior to the effective date of the amendment. The CDFI Fund will not process any amendment request received less than 60 days prior to the end of the Period of Performance.

(d)	Notwithstanding the above, the CDFI Fund may, upon reasonable notice to the Recipient, unilaterally amend the Assistance Agreement for the sole purpose of making ministerial or administrative changes or correcting scrivener’s errors.

7.10	Survival of Representations and Warranties. All representations, warranties, covenants, and agreements made by the Recipient in the Assistance Agreement or the Application, including, without limitation, all Assurances and Certifications contained in the Application, or in any document, report, certificate, financial statement, note or instrument now or hereafter furnished in connection with the Assistance Agreement shall survive the execution and delivery of the Assistance Agreement and the provision of any Assistance pursuant hereto.

7.11	Closeout. Unless otherwise mutually agreed upon in writing by the Recipient and the CDFI Fund, the Assistance Agreement shall be closed out pursuant to 2 C.F.R. 200.344 of the Uniform Requirements when all of the following conditions have been met:

(a)	the CDFI Fund determines that the Recipient has submitted to the CDFI Fund all reports and information required under the Agreement;

(b)	the CDFI Fund determines that all CDFI RRP Assistance provided under the Agreement has been used as authorized by the Agreement;

(c)	the CDFI Fund determines that the Recipient has met all of its Performance Goals.

7.12	Termination. The Assistance Agreement may be terminated in whole or in part by the CDFI Fund, the Recipient, or both parties pursuant to the requirements of 2 C.F.R. 200.340 of the Uniform Requirements.

7.13	Applicability of Criminal Provisions. The criminal provisions of 18 U.S.C. § 657 regarding embezzlement or misappropriation of funds are applicable to all Recipients and Insiders.

7.14	Disclosure of Recipient Reports by CDFI Fund. The CDFI Fund will, consistent with applicable law, make reports described in Schedule 1 hereof available for public inspection after deleting any materials necessary to protect privacy or proprietary interests.

7.15	Limitation on CDFI Fund and Federal Liability. The liability of the CDFI Fund and the United States Government arising out of the provision of any CDFI RRP Assistance to the Recipient hereunder shall be limited to the amount of such CDFI RRP Assistance. The CDFI Fund shall be exempt from any assessments and other liabilities that may be imposed on controlling or principal shareholders by any Federal law or the law of any State. Nothing herein is intended or should be construed to affect the application of any Federal tax law.

7.16	Compliance with Non-Discrimination Statutes. The Recipient shall comply with all Federal statutes relating to non-discrimination, including, but not limited to: Title VI of the Civil Rights Act of 1964; Title IX of the Education Amendments of 1972; Section 504 of the Rehabilitation Act of 1973; the Age Discrimination Act of 1975; the Drug Abuse Office and Treatment Act of 1972; the Comprehensive Alcohol Abuse and Alcoholism Prevention, Treatment and Rehabilitation Act of 1970; §§ 523 and 527 of the Public Health Service Act of 1912; and Title VIII of the Civil Rights Act of 1968.

7.17	Trafficking in persons.

a.	Provisions applicable to a Recipient that is a Private Entity.

1.	The Recipient, its employees, subrecipients under this award, and subrecipients’ employees may not--

i.	Engage in severe forms of trafficking in persons during the period of time that the award is in effect;

ii.	Procure a commercial sex act during the period of time that the award is in effect; or

iii.	Use forced labor in the performance of the award or subawards under the award.

2.	The CDFI Fund as the Federal awarding agency may unilaterally terminate this award, without penalty, if the Recipient or a subrecipient that is a Private Entity --

i.	Is determined to have violated a prohibition in paragraph a.1 of this Section; or

ii.	Has an employee who is determined by the CDFI Fund official authorized to terminate the award to have violated a prohibition in paragraph a.1 of this Section through conduct that is either--

A.	Associated with performance under this award; or

B.	Imputed to the Recipient or the subrecipient using the standards and due process for imputing the conduct of an individual to an organization that are provided in 2 C.F.R. part 180, “OMB Guidelines to Agencies on Governmentwide Debarment and Suspension (Nonprocurement),” as implemented by our agency at 31 C.F.R. 19.335.

b.	Provision applicable to a Recipient other than a Private Entity. The CDFI Fund as the Federal awarding agency may unilaterally terminate this award, without penalty, if a subrecipient that is a Private Entity--

1.	Is determined to have violated an applicable prohibition in paragraph a.1 of this Section; or

2.	Has an employee who is determined by the CDFI Fund official authorized to terminate the award to have violated an applicable prohibition in paragraph a.1 of this Section through conduct that is either--

i.	Associated with performance under this award; or

ii.	Imputed to the subrecipient using the standards and due process for imputing the conduct of an individual to an organization that are provided in 2 C.F.R. part 180, “OMB Guidelines to Agencies on Government-wide Debarment and Suspension (Nonprocurement),” as implemented by our agency at 31 C.F.R. 19.335.

c.	Provisions applicable to any recipient.

1.	The Recipient must inform the CDFI Fund immediately of any information the Recipient receives from any source alleging a violation of a prohibition in paragraph a.1 of this Section.

2.	The CDFI Fund’s right to terminate unilaterally that is described in paragraph a.2 or b of this Section:

i.	Implements section 106(g) of the Trafficking Victims Protection Act of 2000 (TVPA), as amended (22 U.S.C. § 7104(g)), and

ii.	Is in addition to all other remedies for noncompliance that are available to the CDFI Fund under this award.

3.	The Recipient must include the requirements of paragraph a.1 of this Section in any subaward the Recipient makes to a Private Entity.

d.	Definitions. For purposes of this Section:

1.	“Employee” means either:

i.	An individual employed by the Recipient or a subrecipient who is engaged in the performance of the project or program under this award; or

ii.	Another person engaged in the performance of the project or program under this award and not compensated by the Recipient including, but not limited to, a volunteer or individual whose services are contributed by a third party as an in-kind contribution toward cost sharing or matching requirements.

2.	“Forced labor” means labor obtained by any of the following methods: the recruitment, harboring, transportation, provision, or obtaining of a person for labor or services, through the use of force, fraud, or coercion for the purpose of subjection to involuntary servitude, peonage, debt bondage, or slavery.

3.	“Private entity”:

i.	Means any entity other than a State, local government, Indian tribe, or foreign public entity, as those terms are defined in 2 C.F.R. 175.25.

ii.	Includes:

A.	A non-profit organization, including any non-profit institution of higher education, hospital, or tribal organization other than one included in the definition of Indian tribe at 2 C.F.R. 175.25(b).

B.	A for-profit organization.

4.	“Severe forms of trafficking in persons,” “commercial sex act,” and “coercion” have the meanings given at section 103 of the TVPA, as amended (22 U.S.C. § 7102).

7.18	Conflicts of Interest.

In accordance with 2 C.F.R. 200.318 of the Uniform Requirements the Recipient must maintain written standards of conduct covering conflicts of interest and employees engaged in the selection, award and administration of contracts. If the Recipient has a parent, affiliate, or subsidiary organization that is not a state, local government, or Indian tribe, the Recipient must also maintain written standards of conduct covering organizational conflicts of interest.

7.19	Change in Key Personnel.

If the Recipient replaces its Executive Director, Chief Financial Officer, the Board Chairperson or equivalent leadership official, the Recipient must notify the CDFI Fund in writing via a Material Event Form. The form should be submitted via a Service Request through the Recipient’s AMIS account within 30 days of the occurrence.

Schedule 3
Award No.:

Recipient:

CERTIFICATE OF GOOD STANDING

Instructions:

The Recipient must provide the CDFI Fund with a Certificate of Good Standing from the Secretary of State for the Recipient’s jurisdiction of formation. This certificate can often be acquired online on the secretary of state website for the Recipient’s jurisdiction of formation and must be dated within 180 days of the date the Authorized Representative executes the Assistance Agreement.

Special information for Recipients who are Regulated Institutions:

Recipients that are regulated institutions do not have to provide a Certificate of Good Standing.

Special information for Native CDFI Recipients:

Tribe Recipients. Recipients that are federally or state recognized tribes do not have to provide a Certificate of Good Standing.

Tribally Incorporated Recipients. Native CDFI Recipients who are incorporated by a Tribal Government rather than a state may provide the Certificate of Good Standing from the Tribal Government.

If the Tribal Government does not normally provide a Certificate of Good Standing, the Recipient may provide a letter from the Tribal Government confirming the Recipient is validly incorporated and is in good standing under the laws of the Tribal Government and is registered to conduct business. Offices within the Tribal Government that may be able to provide a letter with this information include: Officer/Secretary of the Tribal Council, Bureau of Indian Affairs Office, Executive Secretary of the Tribe, in house Tribal Legal office, Tribe Finance Office (head of Finance Department), or the Tribal Operations office.

[Attach Certificate of Good Standing]